Media Contact:

Robert G. Burrows

Vice President, Corporate Communications

Emergent BioSolutions Inc.

301-795-1877

burrowsr@ebsi.com

EMERGENT BIOSOLUTIONS ANNOUNCES EXPECTED 2006 TOTAL REVENUE OF APPROXIMATELY $150 MILLION

Expected 2006 Total Revenues Increase Approximately 15% From 2005

ROCKVILLE, MD, January 8, 2007—Emergent BioSolutions Inc. (NYSE: EBS) today announced that its total revenues for 2006 are estimated to be approximately $150 million, based on the company’s preliminary, unaudited results for full year 2006. This represents an increase of approximately 15% over 2005 total revenues of $130.7 million. The company has not finalized its financial statements for 2006, and results are subject to change.

As previously announced, Fuad El-Hibri, president, chief executive officer and chairman of the board of directors of Emergent BioSolutions, will provide a company overview and outline future growth opportunities at the 25th Annual JPMorgan Healthcare Conference in San Francisco today at 3:00 pm PST at the St. Francis Hotel in San Francisco, California.

A webcast of the presentation will be available both live and by replay. To access both the live and archived webcast, please go to www.emergentbiosolutions.com, click on the “Investors” link and proceed to the “Webcasts & Presentations” section. The archived replay will be available 24 hours after the live presentation and will be accessible for 30 days.

About Emergent BioSolutions Inc.

Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of immunobiotics, such as vaccines and therapeutics that induce or assist the body’s immune system to prevent or treat disease. The company’s biodefense business is focused on developing and commercializing immunobiotics for use against biological agents that are potential weapons of bioterrorism. The company’s commercial business is focused on developing immunobiotics for use against infectious diseases with significant unmet or underserved medical needs. More information on the company is available at www.emergentbiosolutions.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding expected 2006 total revenues and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including a revision to the company’s preliminary, unaudited results for 2006 as a result of finalizing its audited financial statements and other factors identified in the company's Registration Statement on Form S-1 and subsequent reports filed with the Securities and Exchange Commission. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.